Exhibit 10.20

Tobira Therapeutics, Inc.

Compensation Program for Non-Employee Directors

Effective as of July 2015

A.	Cash Compensation: Annual cash retainers each paid quarterly, in arrears.

1.	Retainer for Chair of Board of Directors (the “Board”)[1]:	$100,000

2.	Retainer for each other non-employee member of the Board:	$40,000

3.	Additional retainer for Chair of Audit Committee:	$20,000

4.	Additional retainer for Chair of Compensation Committee:	$15,000

5.	Additional retainer for Chair of Nominating and Corporate Governance Committee:	$10,000

6.	Additional retainer for non-Chair members of Audit Committee:	$10,000

7.	Addition retainer for non-Chair members of Compensation Committee:	$7,500

8.	Additional retainer for non-Chair member of Nominating and Corporate Governance Committee:	$5,000
B.	Equity Compensation

The number of shares of Company Common Stock subject to equity compensation awards granted to non-employee directors hereunder is determined by dividing an aggregate dollar value of an award (such value, as established by the Board or its Compensation Committee, as applicable, the “Award Value”) by the Applicable Stock Price.  The “Applicable Stock Price is the average closing price of the Company’s stock as reported for the principal stock exchange or national market system on which the stock is then trading for the 30-calendar day period ending on the date of grant of the award.  The exercise price of all stock options shall be equal to the closing price per share of the Company’s Common Stock on the grant date or, if such date is not a trading date, on the trading date immediately preceding the grant date.  Stock options granted hereunder will become fully vested and exercisable upon the effective date of a “Change in Control” of the Company (as defined in the equity incentive plan under which the option is granted).

The equity awards described shall be awarded to the Chair in the same manner and extent as to other non-employee directors.

1	Chair is not eligible to receive any other or additional cash retainers for committee service.

1.

Initial stock option grants.  Each non-employee director appointed or elected to the Board of Directors after July 2015 shall be granted an “initial stock option” to purchase a number of shares of Common Stock determined by dividing an Award Value of $200,000 by the Applicable Stock Price.  The grant of the initial stock option will be made on or as soon as reasonably practicable after the date of his or her appointment or election, as applicable. Subject to the director’s continuous service on the Board, each initial stock option will vest and become exercisable in thirty-six (36) equal monthly installments following the date of appointment or election, as applicable, so that it will be fully vested and exercisable after 36 months of continuous service.

2.

Annual stock option grants.  In each year beginning in 2016, each non-employee director who continues serving on the Board on January 1st of each year shall be granted an “annual stock option” to purchase a number of shares of Common Stock determined by dividing an Award Value of $100,000 by the Applicable Stock Price.  The grant will be made on the first trading day after January 1st. Subject to the director’s continuous service on the Board, the annual option will vest and become exercisable in equal monthly installments over the 12 months following the grant date, so that it will be fully vested and exercisable after 12 months of continuous service. The foregoing notwithstanding, a new director who has received the initial option grant under Paragraph 1 above will not in the same calendar year receive an annual option grant under this Paragraph 2.

3.

Stock Plan.  Except as otherwise set forth above, the initial and annual options will be granted under and subject to the general terms and conditions of a stockholder-approved equity incentive plan of the Company and a form of stock option agreement thereunder.

C.	Expenses

The reasonable and ordinary expenses incurred by directors in connection with attendance at Board or committee meetings will be reimbursed upon submission of appropriate substantiation.

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